Exhibit 99.1

        Company's Securities to be Quoted on Nasdaq OTC Bulletin Board
                        Under the Trading Symbol MHLX


    PORTLAND, Ore., Feb. 17 /PRNewswire-FirstCall/ -- microHelix, Inc. (Nasdaq: MHLXC), a leading designer, manufacturer and distributor of customized electronic interconnect systems for the medical and commercial markets, today announced that its temporary Class B warrant repricing program ended as scheduled on February 4, 2004. No Class B warrants were exercised during the 60-day temporary repricing period. The exercise price for Class B warrants has returned to the original price of $21.60 per share, after giving effect to the 1-for-3 reverse stock split of the Company's common stock that occurred in December 2003.

    microHelix also announced today that its common stock and Class B warrants will begin trading on the Nasdaq OTC Bulletin Board with the opening of business Thursday, February 19, 2004. As previously announced, Nasdaq had required that the Company increase its shareholders' equity to at least $2.64 million by February 11, 2004 as a condition for remaining listed on the Nasdaq SmallCap Market. The Company was unable to meet that one condition by the required date.

    Effective February 19, 2004, the Company's common stock will be quoted under the symbol MHLX and its Class B warrants will be quoted under the symbol MHLXZ.


    Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are subject to risks and uncertainties that could cause the Company's actual future results to differ materially from the results discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, competition from existing or new products, production delays, lack of market acceptance of the Company's products, general economic conditions and such other risks and factors as are described from time to time in the Company's Securities and Exchange Commission filings. The forward-looking statements made today speak only as of today and the Company does not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.



SOURCE  microHelix, Inc.
    -0-                             02/17/2004
    /CONTACT: Terry Rixford, Chief Financial Officer of microHelix, Inc., +1-503-968-1600/
    /Web site:  http://www.microhelix.com /
    (MHLX MHLXC)

CO:  microHelix, Inc.
ST:  Oregon
IN:  MTC HEA CPR ECP OTC
SU: